CONFIDENTIAL        EXECUTION COPY

_____________________________________________________________________________________

ASSET PURCHASE AGREEMENT
by and between
DUKE ENERGY PROGRESS, INC.
and
NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY

Dated as of September 5, 2014

_____________________________________________________________________________________

TABLE OF CONTENTS
Page
Article I DEFINITIONS; USAGE1

Definitions.	1

Rules as to Usage.	10

Schedules and Exhibits.	11
Article II SALE AND PURCHASE; PRICE; CLOSING11

Sale and Purchase; Definition of Purchased Assets; Assumed Liability.	11

Purchase Price.	12

Allocation of Purchase Price for Tax Purposes.	13

The Closing.	13

Further Assurances.	15

Withholding.	16
Article III REPRESENTATIONS AND WARRANTIES16

Representations and Warranties of Seller.	16

Representations and Warranties of Purchaser.	20
Article IV COVENANTS21

Efforts to Close..	21

Preservation of Purchased Assets.	23

Notification.	23

Tax Matters.	24

Access to Information.	25

Spare Parts Inventory.	25

PE Pension Plan.	25
Article V CONDITIONS TO CLOSING26

Purchaser’s Conditions Precedent.	26

Seller’s Conditions Precedent.	28
Article VI TERMINATION30

Termination Prior to Closing.	30

Effect of Termination or Breach Prior to Closing.	30
Article VII SURVIVAL; INDEMNIFICATION30

Survival.	30

Seller Indemnification.	31

Purchaser Indemnification.	31
Article VIII MISCELLANEOUS31

Dispute Resolution.	31

Governing Law; Submission to Jurisdiction.	31

Specific Performance.	32

Notices.	32

Entire Agreement.	33

Expenses.	33

Public Announcements.	33

Confidentiality.	33

Waivers.	34

Amendment.	34

No Construction Against Drafting Party.	34

No Third-Party Beneficiary.	35

Headings.	35

Invalid Provisions.	35

No Assignment; Binding Effect..	35

Counterparts.	35

Exhibit A – Knowledge
Exhibit B – Real Property Legal Description
Exhibit C – Plants Agreements Termination Agreement
Exhibit D – Bill of Sale
Exhibit E – Form of Deeds

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of September __, 2014 (the “Effective Date”), by and between NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY, a joint agency and public body and body corporate and politic organized and existing under North Carolina law (“Seller”), and DUKE ENERGY PROGRESS, INC., a North Carolina corporation (“Purchaser”). Seller and Purchaser are also each referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Purchaser and Seller each has an undivided ownership interest in the nuclear-fueled generation facilities known as the Shearon Harris Nuclear Plant, located in Wake County, North Carolina (the “Harris Plant”), and Brunswick Unit 1 (the “Brunswick 1 Plant”) and Brunswick Unit 2 (the “Brunswick 2 Plant”), each located in Brunswick County, North Carolina, and the coal-fueled generation facilities known as the Mayo Plant (the “Mayo Plant”) and Roxboro Unit 4 (the “Roxboro 4 Plant”), each of which is located in Person County, North Carolina (the Harris Plant, the Brunswick 1 Plant, the Brunswick 2 Plant, the Mayo Plant and the Roxboro 4 Plant, collectively, the “Plants”);
WHEREAS, Seller currently owns the following undivided ownership interests in the Plants: 16.17% in the Harris Unit No. 1 and 12.94% in the cancelled Harris Units No. 2, 3 and 4 (collectively, the “Harris Interest”), 18.33% in the Brunswick 1 Plant (the “Brunswick 1 Interest”), 18.33% in the Brunswick 2 Plant (the “Brunswick 2 Interest”), 16.17% in the Mayo Unit No. 1 and 12.94% in the cancelled Mayo Unit No. 2 (collectively, the “Mayo Interest”), and 12.94% in the Roxboro 4 Plant and 3.77% in the common facilities that support the Roxboro 4 Plant and the three (3) other coal-fired generation facilities located at the site of the Roxboro 4 Plant (collectively, the “Roxboro 4 Interest”, and together with the Harris Interest, the Brunswick 1 Interest, the Brunswick 2 Interest and the Mayo Interest, the “Seller’s Interests”); and
WHEREAS, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Seller’s Interests and certain related assets and accounts in accordance with, and subject to the terms and conditions of, this Agreement.
NOW, THEREFORE, in consideration of the Recitals set forth above, the respective covenants and agreements of the Parties herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:
AGREEMENT
Article I

DEFINITIONS; USAGE
Section 1.1.    Definitions. Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1.
“Additional Decommissioning Funds” means all funds, other than those held in the Nuclear Decommissioning Trust Funds, reserved or held by Seller, and not reported to the NRC in any DFA Report, for the purpose of funding or defraying the decommissioning costs, expenses or liabilities associated with spent fuel management and site restoration for the Harris Plant, the Brunswick 1 Plant or the Brunswick 2 Plant.
“Affiliate” of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person.
“Agreement” has the meaning given to it in the preamble hereof.
“Assigned Contracts” means the (i) License Agreement dated as of June 24, 1987, by and among North Carolina Eastern Municipal Power Agency, Cogentrix Carolina Leasing Corporation and Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.), recorded Book 698, page 365, Brunswick County Registry; and (ii) Lease dated September 3, 1996, by and among Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.), North Carolina Eastern Municipal Power Agency, as Landlords, and Brunswick County, as Tenant, recorded Book 1144, page 1175, Brunswick County Registry.
“Assumed Liabilities” has the meaning given to it in Section 2.1.3.
“Bill of Sale” has the meaning given to it in Section 2.4.1(b)(ii).
“Bond Fund Trustee” means The Bank of New York Trust Company, N.A., in its capacity as Bond Fund Trustee under the Bond Resolution.
“Bond Legislation” means legislation passed by the North Carolina General Assembly and enacted into law permitting Seller to issue bonds to refinance existing Indebtedness of Seller outstanding under the Bond Resolution and attributable to Seller’s Interest that cannot be repaid (or its payment provided for) with that portion of the Purchase Price described in Section 2.2.1(a) of this Agreement or other funds available to Seller.
“Bond Resolution” means Resolution R-2-82, adopted by the Board of Commissioners of Seller on April 1, 1982, as amended and supplemented.
“Brunswick 1 Interest” has the meaning given to it in the Recitals to this Agreement.
“Brunswick 1 Plant” has the meaning given to it in the Recitals to this Agreement.
“Brunswick 2 Interest” has the meaning given to it in the Recitals to this Agreement.
“Brunswick 2 Plant” has the meaning given to it in the Recitals to this Agreement.
“Business Day” means any day except Saturday, Sunday or any weekday that banks in Charlotte, North Carolina or New York, New York are closed.
“Catch-Up Pension Contribution” has the meaning given to it in Section 4.7(b).
“Closing” has the meaning given to it in Section 2.4.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986 and the regulations thereunder.
“Control” of any Person means the possession, directly or indirectly, of the power either to (a) vote more than fifty percent (50%) of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise.
“Debt Service Support Contract” shall have the meaning given to it in Section 5.1.14.
“Decommissioning Trust Liabilities” means any and all Liabilities arising out of or related to Seller’s possession, management, operation, or use of the Nuclear Decommissioning Trusts or any of the funds, proceeds, or rights associated therewith or contained therein; provided, however, that, subject to compliance with the requirements set forth in Section 3.1.14, if, based on any DFA Report filed prior to Closing, the NRC determines before or after Closing that Seller fails to demonstrate financial assurance for its share of radiological decommissioning costs in accordance with NRC regulations, such failure shall not be deemed to be a Decommissioning Trust Liability.
“Deeds” has the meaning given to it in Section 2.4.1(b)(iii).
“DFA Report” means any decommissioning financial assurance report filed by Seller, or on behalf of Seller, with the NRC pursuant to 10 CFR 50.75(f)(1) for the Harris Plant, the Brunswick 1 Plant or the Brunswick 2 Plant.
“Disbursement Instructions” means the instructions delivered to Purchaser by Seller and the Bond Fund Trustee regarding that portion of the Purchase Price described in Section 2.2.1(a) of this Agreement to be deposited into the Escrow Deposit and/or Refunding Trust Fund by Purchaser at Closing.
“Disclosure Update” has the meaning given to it in Section 4.3.
“Effective Date” has the meaning given to it in the preamble to this Agreement.
“ElectriCities” means ElectriCities of North Carolina, Inc., a joint municipal assistance agency and public body and body corporate and politic organized and existing under North Carolina law.
“Escrow Deposit and/or Refunding Trust Fund” means the escrow or refunding trust fund or funds into which that portion of the Purchase Price described in Section 2.2.1(a) of this Agreement is to be deposited pursuant to an agreement between the Seller and the Bond Fund Trustee (such agreement, the “Escrow Deposit and/or Refunding Trust Fund Agreement”).
“Excluded Assets” has the meaning given to it in Section 2.1.2.
“Excluded Liabilities” has the meaning given to it in Section 2.1.4.
“Existing Participant Power Sales Agreements” means, collectively, the existing Initial Project Power Sales Agreements between Seller and each Participant and the existing Supplemental Power Sales Agreements between Seller and each Participant.
“Existing Participant Power Sales Agreement Termination Agreements” has the meaning given to it in Section 2.4.1(b)(xiii).
“Federal Power Act” means the Federal Power Act of 1935 and the regulations thereunder.
“FERC” means the Federal Energy Regulatory Commission.
“FERC 203 Approval” means the order issued by FERC under Section 203 of the Federal Power Act that approves the purchase of the Purchased Assets as contemplated by this Agreement.
“FERC 205 Approvals” means the order or orders issued by FERC under Section 205 of the Federal Power Act that accept or approve (i) all amendments to the rates in the Wholesale Power Sales Agreements, as proposed by Purchaser in the exercise of its sole discretion, to include recovery of the Purchase Price (including any acquisition adjustment above net book value of the Purchased Assets reflected therein) in such rates over a time period acceptable to Purchaser, as determined in Purchaser’s sole discretion, as well as recovery of a return, at a level acceptable to Purchaser, as determined in Purchaser’s sole discretion, on the unamortized balance of the Purchase Price, and (ii) the Full Requirements Power Purchase Agreement without any amendment or modification that is unacceptable to the Parties.
“FERC Accounting Approval” means the order or orders issued by FERC under the Federal Power Act that approve, without any condition, amendment or modification that is unacceptable to Purchaser, as determined in Purchaser’s sole discretion, all accounting practices or treatments proposed by Purchaser in connection with Purchaser’s proposal to recover under the Wholesale Power Sales Agreements and the Full Requirements Power Purchase Agreement the Purchase Price (including any acquisition adjustment above net book value of the Purchased Assets reflected therein) in such rates over a time period acceptable to Purchaser, as determined in Purchaser’s sole discretion as well as recovery of a return, at a level acceptable to Purchaser, as determined in Purchaser’s sole discretion, on the unamortized balance of the Purchase Price.
“Fuel Inventory” has the meaning given to it in Section 2.1.1(d).
“Full Requirements Power Purchase Agreement” means the Full Requirements Power Purchase Agreement by and between Seller and Purchaser dated as of even date herewith.
“Full Requirements Power Sales Agreement” shall have the meaning given to it in Section 5.1.13.
“Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof).
“Harris Interest” has the meaning given to it in the Recitals to this Agreement.
“Harris Plant” has the meaning given to it in the Recitals to this Agreement.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations arising from cash/book overdrafts, (iv) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable as obligor (other than trade payables incurred in the ordinary course of business), (v) all obligations in respect of capital leases, and (vi) all accrued interest prepayment premiums or penalties related to any of the foregoing.
“Independent Accounting Firm” means Grant Thornton LLP.
“Knowledge” or any similar phrase in this Agreement means (i) in the case of Seller, the actual knowledge of those officers and employees of Seller or ElectriCities listed in Exhibit A, or any other information which those officers and employees of Seller or ElectriCities listed in Exhibit A would reasonably be expected to be aware of in the prudent discharge of their duties (whether in their capacity as an officer or employee of Seller or ElectriCities) in the ordinary course of business but which may not be actually known to such Persons, and (ii) in the case of Purchaser, the actual knowledge of those officers and employees of Purchaser listed in Exhibit A, or any other information which those officers and employees of Purchaser listed in Exhibit A would reasonably be expected to be aware of in the prudent discharge of their duties in the ordinary course of business but which may not be actually known to such Persons. In all events, a Party shall be deemed to have Knowledge of a matter of which such Party has received written notice.
“Law” means any statute, law, treaty, rule, code, common law, ordinance, regulation, permit, certificate or order of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.
“Liability” means any Indebtedness, obligation and other liability of a Person (whether absolute, accrued, contingent, fixed, known or unknown or otherwise, and whether due or to become due).
“Lien” means any pledge, deed of trust, mortgage, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security grant or agreement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, or the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect in any relevant jurisdiction or comparable law of any jurisdiction, domestic or foreign, and any other lease, and any easement, restriction, condition, covenant, right-of-way or other encumbrance or title exception.
“Losses” has the meaning given to it in Section 7.2.
“Material Adverse Effect” means a material adverse effect on (a) any of the Plants or any of the other Purchased Assets, (b) the ability of Seller or Purchaser to perform its obligations under this Agreement or any of the other Transaction Agreements, or (c) the validity or enforceability of this Agreement or any of the other Transaction Agreements, or the rights or remedies of Seller or Purchaser hereunder or thereunder.
“Mayo Interest” has the meaning given to it in the Recitals to this Agreement.
“Mayo Plant” has the meaning given to it in the Recitals to this Agreement.
“Municipalities’ Consent” means the unanimous consent of the Participants to, and approval of, (i) the consummation of the transactions contemplated by this Agreement (as the same may be amended by the Parties), including the sale of Seller’s Interests to Purchaser on the terms hereof, (ii) the Full Requirements Power Purchase Agreement (as the same may be amended by the Parties) and (iii) such other documents or agreements as may be necessary to effect or implement either of the foregoing, in form and substance reasonably satisfactory to Purchaser and Seller.
“Municipalities’ Consent Outside Date” has the meaning given to it in Section 6.1(d).
“NCUC” means the North Carolina Utilities Commission.
“NCUC Approval” means the order or orders issued by the NCUC that approve an amendment, transfer or issuance, as appropriate, of a Certificate of Public Convenience and Necessity for the Plants to reflect Seller’s transfer of the Purchased Assets to Purchaser.
“NCUC Rate Approvals” means approval by the NCUC of a retail power rate structure (including the rate structure that would result from implementation of the North Carolina Legislation) that makes, as determined in Purchaser’s sole discretion, the transactions contemplated by this Agreement economically viable for Purchaser and Purchaser’s stakeholders.
“North Carolina Legislation” means legislation passed by the North Carolina General Assembly and enacted into law that makes, as determined in Purchaser’s sole discretion, the transactions contemplated by this Agreement economically viable for Purchaser and Purchaser’s stakeholders.
“NRC” means the Nuclear Regulatory Commission.
“NRC Approvals” means the orders issued by the NRC that (i) approve the transfer of Seller's ownership licenses, Renewed License DPR-71 for Brunswick Steam Electric Plant, Unit 1, Renewed License DPR-62 for Brunswick Steam Electric Plant, Unit 2, and Renewed License NPF-63 for Shearon Harris Nuclear Power Plant, Unit 1, to Purchaser and (ii) authorize the distribution of the Nuclear Decommissioning Trust Funds to or for the benefit of Purchaser in accordance with the terms of the Nuclear Decommissioning Trust.
“Nuclear Decommissioning Trust” means the Decommissioning Trust Agreement, dated as of June 28, 1990 and effective as of June 29, 1990, between North Carolina Eastern Municipal Power Agency and U.S. Bank National Association (as successor to Wachovia Bank & Trust Company, N.A.), as Trustee, that has been established and is maintained by Seller pursuant to regulations promulgated by the NRC in order to fund Seller’s share of the radiological decommissioning costs for the Harris Plant, the Brunswick 1 Plant and the Brunswick 2 Plant.
“Nuclear Decommissioning Trust Funds” means the following separate trust funds established by the Trustee under the Nuclear Decommissioning Trust:
(a)    the Harris Unit No. 1 Decommissioning Trust Fund;
(b)    the Brunswick Unit No. 1 Decommissioning Trust Fund; and
(c)    the Brunswick Unit No. 2 Decommissioning Trust Fund.
“OFA” means the Operating and Fuel Agreement, dated as of July 30, 1981, between Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.) and North Carolina Municipal Power Agency Number 3 (N/K/A North Carolina Eastern Municipal Power Agency), as amended.
“Outside Date” has the meaning given to it in Section 6.1(e).
“Participant” means each of the cities, towns or other municipal Governmental Authorities that have executed and are parties to an Initial Project Power Sales Agreement with Seller as of the Effective Date.
“Party” or “Parties” has the meaning given to it in the preamble to this Agreement.
“PE Pension Plan” has the meaning given to it in Section 4.7.
“Permits” means permits, licenses, approvals, certificates and other authorizations of any Governmental Authority.
“Permitted Liens” means (i) those exceptions to title listed in Schedule 1.1 as of the date hereof, (ii) liens for Taxes or other governmental charges or assessments not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics’, carriers’, workers’, repairers’ and other similar liens and rights arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and (iv) zoning, entitlement, conservation restrictions and other land use and environmental regulations by any Governmental Authority.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of legal entity.
“Plants” has the meaning given to it in the Recitals to this Agreement.
“Plants Agreements” means the (i) OFA, (ii) the Power Coordination Agreement, dated as of July 30, 1981, between Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.) and North Carolina Municipal Power Agency Number 3 (N/K/A North Carolina Eastern Municipal Power Agency), as amended, the (iii) the Power Coordination Agreement – 1988B For the Diesel New Resource Generating Project at Edenton, North Carolina, dated as of March 29, 1988, between Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.) and North Carolina Eastern Municipal Power Agency, (iv) the Power Coordination Agreement – 1988C For the Diesel New Resource Generating Project at Elizabeth City, North Carolina, dated as of March 29, 1988, between Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.) and North Carolina Eastern Municipal Power Agency, (v) the Agreement Applicable to Supplemental Load Beginning January 1, 2010, dated as of February 25, 2005, between Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.) and North Carolina Eastern Municipal Power Agency, as amended, (vi) the Power Supply Agreement Applicable to Supplemental Load Beginning January 1, 2018 Through December 31, 2031, dated as of October 31, 2011, between Carolina Power & Light Company dba Progress Energy Carolinas, Inc. (N/K/A Duke Energy Progress, Inc.) and North Carolina Eastern Municipal Power Agency, as amended, (vii) the Purchase, Construction, and Ownership Agreement, dated as of July 30, 1981, between Carolina Power & Light Company (N/K/A Duke Energy Progress, Inc.) and North Carolina Municipal Power Agency Number 3 (N/K/A the North Carolina Eastern Municipal Power Agency), as amended, (viii) the Cancellation Agreement between Carolina Power & Light Company and North Carolina Eastern Municipal Power Agency, dated as of April 21, 1982, related to the cancellation of Harris Units No. 3 and 4, (ix) the Cancellation Agreement between Carolina Power & Light Company and North Carolina Eastern Municipal Power Agency, dated as of December 23, 1985, related to the cancellation of Harris Unit No. 2, (x) the Cancellation Agreement between Carolina Power & Light Company and North Carolina Eastern Municipal Power Agency Regarding Cancellation of Mayo Unit No. 2, dated as of February 24, 1988, (xi) any other agreement between or among Seller or any of its Affiliates and Purchaser or any of its Affiliates entered into prior to the Effective Date and related to the ownership or operation of the Plants, interconnection, or the production, purchase, or sale of power, and (xii) with respect to each of (i) through (xi), including side letters or other agreements between or among Seller or its Affiliates and Purchaser or its Affiliates deriving from the transactions contemplated thereby.
“Plants Agreements Termination Agreement” has the meaning given to it in Section 2.4.1(a)(1).
“Plants Liabilities” means all Liabilities (other than any Indebtedness incurred by Seller), costs, fees and expenses (including operating expenses) arising out of or related to the operation, ownership or use of the Plants prior to the Closing, regardless of when such Liabilities are actually suffered or incurred.
“Plants Permits” has the meaning given to it in Section 3.1.12.
“Pre-Execution Update” has the meaning given to it in Section 4.3.
“Property Taxes” has the meaning given to it in Section 2.2.2.
“PSCSC” means the Public Service Commission of South Carolina.
“PSCSC Rate Approvals” means approval by the PSCSC of a retail power rate structure (including the rate structure that would result from implementation of the South Carolina Legislation) that makes, as determined in Purchaser’s sole discretion, the transactions contemplated by this Agreement economically viable for Purchaser and Purchaser’s stakeholders.
“Purchase Price” has the meaning given to it in Section 2.2.1.
“Purchased Assets” has the meaning given to it in Section 2.1.1.
“Purchaser” has the meaning given to it in the preamble to this Agreement.
“Purchaser’s Disclosure Schedule” means the schedule delivered to Seller by Purchaser herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement, attached hereto as Schedule 3.2.
“Purchaser Indemnified Person” has the meaning given to it in Section 7.2.
“Purchaser Plants Liabilities” means all Plants Liabilities other than the Seller Plants Liabilities.
“Purchaser Required Consents” has the meaning given to it in Section 3.2.5.
“Real Property” means the real property upon which the Plants are located as described in Exhibit B attached hereto, and the real property upon which the support facilities of the Plants are located as described in Exhibit B attached hereto, in each case together with all buildings, structures and other improvements constructed thereon; rights, title and interests of Seller in and to all other easements, benefits, privileges and other rights appurtenant to such real property or in any way appertaining thereto, and all strips and gores and any land lying in the bed of any street or road open or closed adjoining such real property.
“Related Person” means with respect to any Person, such Person’s Affiliates, and the employees, officers, directors, agents, representatives, licensees and invitees of such Person and its Affiliates.
“Required Consents” means, collectively, the Purchaser Required Consents and the Seller Required Consents.
“Roxboro 4 Interest” has the meaning given to it in the Recitals to this Agreement.
“Roxboro 4 Plant” has the meaning given to it in the Recitals to this Agreement.
“Seller” has the meaning given to it in the preamble to this Agreement.
“Seller Indemnified Person” has the meaning given to it in Section 7.3.
“Seller Plants Liabilities” means the amount of (i) all Taxes attributable to Seller’s pre-Closing ownership interest in the Plants and (ii) the Seller’s obligations to compensate Purchaser for (A) services rendered or products delivered in connection with the Plants Agreements for all periods prior to Closing, (B) any Service Costs attributable to pre-Closing time periods and (C) any Catch-Up Pension Contribution.
“Seller Required Consents” has the meaning given to it in Section 3.1.5.
“Seller’s Disclosure Schedule” means the schedule delivered to Purchaser by Seller herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement and attached hereto as Schedule 3.1.
“Seller’s Interests” has the meaning given to it in the Recitals to this Agreement.
“Service Costs” means the cost associated with the present value of benefits attributed to a PE Pension Plan participant’s service in the current year plus administrative expenses of the PE Pension Plan.
“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (b) such Person will be able to pay its Liabilities as they mature.
“South Carolina Legislation” means legislation passed by the South Carolina General Assembly and enacted into law that makes, as determined in Purchaser’s sole discretion, the transactions contemplated by this Agreement economically viable for Purchaser and Purchaser’s stakeholders.
“Spare Parts Inventory” has the meaning given to it in Section 2.1.1(e).
“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing or any amounts due in lieu thereof.
“Tax Returns” means any return, report, information return, claim for refund or other document (including any related or supporting information) supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including any attachments, amendments and supplements thereto.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax.
“Transaction Agreements” means the following agreements:
(a)    this Agreement;
(b)    the Bill of Sale;
(c)    the Deeds;
(d)    the Plants Agreements Termination Agreement; and
(e)    the Full Requirements Power Purchase Agreement.
“Transfer Taxes” has the meaning given to it in Section 4.4(a).
“Update Period” has the meaning given to it in Section 4.3.
“Wholesale Power Sales Agreements” means the following wholesale power sales agreements (as the same may be amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time) of Purchaser as of the Closing Date which utilize a formula rate: Power Supply and Coordination Agreement dated June 10, 2009 with Public Works Commission of the City of Fayetteville, North Carolina; Full Requirements Power Purchase Agreement dated June 28, 2012 with French Broad Electric Membership Cooperative; Second Amended and Restated Power Supply and Coordination Agreement dated February 7, 2014, with North Carolina Electric Membership Corporation; Full Requirements Power Purchase Agreement, dated October 28, 2013, with The City of Camden, South Carolina; and Second Amended and Restated Partial Requirements Service Agreement dated December 16, 2013 with Piedmont Electric Membership Corporation.
“2015 Expenditure Cap” means $78,000,000.
“2016 Expenditure Cap” means $55,000,000.
Section 1.2.    Rules as to Usage. Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:
(a)    The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.
(b)    “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.
(c)    “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.
(d)    References to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time.
(e)    Any Law defined or referred to above means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Law.
(f)    References to a Person are also to its successors and assigns.
(g)    Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.
(h)    “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to “Article,” “Section,” or another subdivision or to an attachment are, unless the context otherwise requires, to the relevant article, section, subsection or subdivision of or an attachment to such agreement or instrument. If such reference in this Agreement to “Article,” “Section,” or other subdivision does not specify an agreement or document, such reference refers to an article, section or other subdivision of this Agreement. All references to exhibits or schedules in any agreement or instrument that is governed by this Agreement are to exhibits or schedules attached to such instrument or agreement.
(i)    Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include natural Persons, corporations, limited liability companies, partnerships and associations of every kind and character.
(j)    References to any gender include, unless the context otherwise requires, references to all genders.
(k)    “Shall” and “will” have equal force and effect.
Section 1.3.    Schedules and Exhibits. This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which constitute one and the same agreement with equal force and effect.
Article II

SALE AND PURCHASE; PRICE; CLOSING
Section 2.1.    Sale and Purchase; Definition of Purchased Assets; Assumed Liability.
2.1.1.    Closing. Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase and pay for, all of Seller’s right, title and interest in and to all assets and properties of Seller relating to its ownership interest in the Plants, including without limitation, Seller’s right, title and interest in and to the following assets (collectively, the “Purchased Assets”):
(l)    Seller’s Interests;
(m)    All Real Property (to the extent not included in Seller’s Interests);
(n)    the Nuclear Decommissioning Trust Funds and $26,000,000 of Additional Decommissioning Funds, and all proceeds and rights therein;
(o)    Nuclear fuel inventory purchased for the Harris Plant, the Brunswick 1 Plant and the Brunswick 2 Plant and residing in Seller’s nuclear fuel fleet inventory accounts and all accounts related to such nuclear fuel inventory ( the “Fuel Inventory”);
(p)    Spare parts inventory of the Plants and any related support facilities, including equipment, tools, goods and supplies (the “Spare Parts Inventory”); and
(q)    The Plants Permits.
2.1.2.    Excluded Assets. The Purchased Assets shall not include Seller’s interest in the following agreements, assets and properties (the “Excluded Assets”), and Purchaser shall have no Liability with respect thereto:
(a)    Except as set forth in Section 2.1.1(c), cash, cash equivalents, bank deposits, and accounts and notes receivable, trade or otherwise;
(b)    Rights of Seller arising under this Agreement, the Transaction Agreements or any other instrument or document executed and delivered pursuant to this Agreement;
(c)    All assets, properties and contractual rights of Seller other than the Purchased Assets; and
(d)    Any damages, costs or settlement amounts that are attributable to the Harris Interest, the Brunswick 1 Interest or the Brunswick 2 Interest and that are collected by Purchaser pursuant to or as a result of (i) Carolina Power & Light Co., et. al. v United States, No. 11-869C in the United States Court of Federal Claims, and (ii) any similar action or proceeding initiated by DEP in the future against the United States related to damages associated with spent fuel storage costs incurred during the period beginning January 1, 2011 and ending on the Closing Date, provided that any such damages, costs or settlement amounts shall be reduced by Seller’s properly allocable ownership portion (calculated based on the applicable Seller’s Interests) of the litigation costs (including reasonable attorney fees) incurred by Purchaser or its Affiliates in or pursuant to such actions or proceedings, to the extent the same have not already been reimbursed by Seller (under the Plants Agreements or otherwise).
2.1.3.    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Purchaser shall assume and satisfy or perform only the following Liabilities of Seller:
(a)    those Liabilities of Seller, other than the Decommissioning Trust Liabilities, directly related to the decommissioning of the Harris Plant, the Brunswick 1 Plant and the Brunswick 2 Plant; and
(b)    all Purchaser Plants Liabilities, other than the Decommissioning Trust Liabilities (clause (a) and (b) collectively, the “Assumed Liabilities”).
2.1.4.    Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall have no liability or obligation whatsoever for, and Seller shall retain and continue to be responsible for, all of Seller’s duties, obligations and Liabilities, including the Decommissioning Trust Liabilities and the Seller Plants Liabilities, whether incurred or arising before or after Closing, (all of such retained duties, obligations and Liabilities being referred to herein as the “Excluded Liabilities”).
Section 2.2.    Purchase Price.
2.2.1.    Amount. In consideration of the sale, assignment, conveyance, transfer and delivery to Purchaser as of the Closing of Seller’s right, title and interest in and to the Purchased Assets, Purchaser shall pay to or on behalf of Seller an amount equal to the sum of (a) $1,200,000,000, plus (b) the lesser of (i) an amount equal to all payments made by Seller pursuant to Section 2.3 of the OFA on account of capital expenditures made with respect to the Seller’s Interests in the Plants from January 1, 2015 through December 31, 2015, as such amount is determined by Purchaser at least thirty (30) Business Days prior to Closing based on the books and records of the Plants maintained by Purchaser, or (ii) the 2015 Expenditure Cap, plus (c) the lesser of (i) an amount equal to all payments made by Seller pursuant to Section 2.3 of the OFA on account of capital expenditures made with respect to the Seller’s Interests in the Plants from January 1, 2016 through the Closing Date, as such amount is determined by Purchaser at least thirty (30) Business Days prior to Closing based on the books and records of the Plants maintained by Purchaser, or (ii) the 2016 Expenditure Cap (the total of (a), (b) and (c), the “Purchase Price”).
2.2.2.    Prorations. Real, personal, Public Service Company ad valorem Taxes and payments in lieu of ad valorem Taxes with respect to the Purchased Assets (“Property Taxes”) will be prorated on a calendar year basis through the Closing Date. Any special assessments or roll-back Taxes on or against the Purchased Assets shall be paid by Seller on or prior to the Closing Date. If the actual amount of Property Taxes is not known on the Closing Date, such Taxes shall be prorated on the basis of the amount of such Taxes payable for the prior year, and shall be adjusted between the Parties when the actual amount of such Taxes payable in the year of Closing is known to Purchaser and Seller. Within 30 days after the Property Tax liability is known for the calendar year in which the Closing occurs, Purchaser and Seller shall make such payments or credits between themselves as are necessary so that each Party bears only its pro rata portion of the actual Property Tax liability for the calendar year in which the Closing occurs. All prorations shall be made as adjustments to the Purchase Price, provided that to the extent any charge or receipt to be prorated at Closing is not known as of the Closing Date, the Parties shall make the applicable proration and adjusting payments as soon as possible after Closing.
2.2.3.    Method of Payment of Purchase Price. At Closing, Purchaser shall deliver the Purchase Price, as adjusted for the prorations and other adjustments hereunder, in United States dollars, by wire transfer of immediately available federal funds in accordance with the Disbursement Instructions provided by the Bond Fund Trustee.
Section 2.3.    Allocation of Purchase Price for Tax Purposes. The Purchase Price shall be allocated among the Purchased Assets as of the Closing in accordance with a schedule to be prepared by Purchaser, using the allocation method provided by Section 1060 of the Code and the regulations thereunder. The consent of Seller under this Section shall not be a condition to the Closing. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder, and except for any adjustment to the Purchase Price, the allocation shall be adjusted only if and to the extent necessary to comply with such requirements. Purchaser and Seller agree that they will not take nor will they permit any Affiliate to take, for income Tax purposes, any position inconsistent with such allocation; provided, however, that (i) Purchaser’s cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition expenses) not included in the total amount so allocated, and (ii) the amount realized by Seller may differ from the amount allocated to reflect transaction costs that reduce the amount realized for federal income Tax purposes. Transfer Taxes on the Deeds shall be calculated based on such allocation.
Section 2.4.    The Closing. The closing of the transactions contemplated herein (the “Closing”) will take place at Purchaser’s offices in Charlotte, North Carolina (or such other location agreed to by the Parties), at 10:00 a.m. local time on the date as soon as practicable (but in no event longer than 10 Business Days) after all conditions to the Closing set forth in Section 5.1 and Section 5.2 have been satisfied or waived. The Closing shall be deemed effective as of 12:01 A.M. Charlotte, North Carolina time on the Closing Date.
2.4.1.    Closing.
(a)    At the Closing, Purchaser shall (i) pay the Purchase Price in accordance with Section 2.2 and (ii) execute (as applicable) and deliver the following items to Seller:
(i)    a termination agreement in substantially the form and substance of Exhibit C attached hereto (the “Plants Agreements Termination Agreement”), pursuant to which the Parties shall terminate the Plants Agreements effective as of the Closing;
(ii)    the Required Consents obtained as of Closing to the extent Purchaser is the recipient or grantee thereof;
(iii)    a certificate of good standing (or equivalent certification) with respect to Purchaser issued within thirty (30) days prior to the Closing Date by the Secretary of State of the State of North Carolina;
(iv)    copies, certified by the Secretary or Assistant Secretary of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;
(v)    a certificate of the Secretary or Assistant Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby; and
(vi)    a certificate addressed to Seller dated as of the Closing Date executed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Section 5.2.1 and Section 5.2.2 have been satisfied by Purchaser.
(b)    At the Closing, Seller shall execute (as applicable) and deliver or cause to be delivered the following items to Purchaser:
(i)    documentation, in form and substance satisfactory to Purchaser, required to vest full, complete and valid title in Purchaser in and to all right, title and interest of Seller in the Nuclear Decommissioning Trust Funds, and all proceeds and rights contained therein;
(ii)    a bill of sale in substantially the form of Exhibit D attached hereto (the “Bill of Sale”);
(iii)    special warranty deeds in substantially the form of Exhibit E attached hereto (the “Deeds”) and any other documents necessary to convey all of Seller’s right, title and interest in and to Seller’s Interests;
(iv)    the Plants Agreements Termination Agreement;
(v)    the Required Consents obtained as of Closing to the extent Seller is the recipient or grantee thereof;
(vi)    the Disbursement Instructions;
(vii)    payoff or release letters (or such other instruments satisfactory to Purchaser) providing for the release of any Liens (other than Permitted Liens) on the Purchased Assets;
(viii)    a certificate, duly completed and executed by Seller, certifying that Seller is not a foreign Person. Such certificate shall be substantially in the form of the sample set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);
(ix)    a certificate of existence with respect to Seller, issued within thirty (30) days prior to the Closing Date, issued by the Secretary of State of the State of North Carolina;
(x)    copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions of Seller’s Board of Directors authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;
(xi)    a certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;
(xii)    a certificate addressed to Purchaser dated the Closing Date executed by a duly authorized officer of Seller to the effect that the conditions set forth in Section 5.1.1 and Section 5.1.2 have been satisfied by Seller;
(xiii)    copies of the termination agreements, in form and substance satisfactory to Purchaser and fully executed by Seller and each Participant (collectively, the “Existing Participant Power Sales Agreement Termination Agreements”), pursuant to which each Existing Participant Power Sales Agreement shall be terminated effective as of the Closing;
(xiv)    a completed Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) for Seller;
(xv)    $26,000,000 in immediately available funds (representing the Additional Decommissioning Funds being purchased from Seller by Purchaser) by wire transfer to an account designated by Purchaser prior to Closing; and
(xvi)    if requested by Purchaser, an assignment agreement, in form and substance reasonably satisfactory to Purchaser and Seller, assigning Seller’s right, title and interest in the Assigned Contracts to Purchaser.
Section 2.5.    Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably deem necessary or desirable in order more effectively (i) to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Purchased Assets, (ii) to the full extent permitted by Law, to put Purchaser in actual possession of the Purchased Assets, and (iii) otherwise to consummate the transactions contemplated by this Agreement
Section 2.6.    Withholding. Purchaser shall be entitled to deduct and withhold from any amount otherwise payable to Seller pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
Article III

REPRESENTATIONS AND WARRANTIES
Section 3.1.    Representations and Warranties of Seller. Except as specifically set forth in Seller’s Disclosure Schedule attached hereto as Schedule 3.1, Seller hereby represents and warrants to Purchaser that all of the statements contained in this Section 3.1 are true and correct as of the Effective Date. Each exception and other response to this Agreement set forth in Seller’s Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section.
3.1.4.    Existence. Seller is a joint agency and public body and body corporate and politic organized, validly existing under the Laws of the State of North Carolina, Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted, and is duly qualified in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.
3.1.5.    Authority. Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller’s Board of Directors has the power and authority to bind Seller with respect to the execution and delivery of this Agreement (including any amendments hereto) and the Transaction Agreements (including any amendments thereto) to which Seller is or will be a party, and the performance by Seller of its obligations hereunder and thereunder, and Seller’s Board of Directors has approved the execution and delivery by Seller of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Seller of its obligations hereunder and thereunder. Accordingly, the execution and delivery by Seller of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all required corporate action by Seller, and no other action on the part of Seller, its directors, commissioners, or Participants is necessary. Resolution No. R-8-95 adopted by the Board of Commissioners of Seller, effective as of July 11, 1995, was duly adopted by the Board of Commissioners and such resolution remains effective. Resolution No. R-8-95 has been amended by Resolution Nos. EAR-3-96, EAR-2-01, EAR-5-04 and EAR-1-09, adopted on August 9. 1996, May 2, 2001, December 15, 2004 and January 28, 2009, respectively, and a true and accurate copy of Resolution No. R-8-95, and each of the amendments, is attached to Section 3.1.2 of Seller’s Disclosure Schedule. A complete and accurate list of all Participants is set forth in Section 3.1.2 of Seller’s Disclosure Schedule.
3.1.6.    Binding Agreement. This Agreement and the Transaction Agreements to which Seller is or will be a party have been, or will be when delivered, duly executed and delivered by such Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement and the Transaction Agreements to which Seller is or will be a party are, or will be when delivered, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) to the extent that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses or would be subject to the discretion of the court before which any proceeding therefor may be brought.
3.1.7.    No Conflicts. The execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the Transaction Agreements to which it is or will be a party, the performance by Seller of its obligations under this Agreement and such Transaction Agreements, and the consummation of the transactions contemplated hereby and thereby shall not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of Seller’s (i) bylaws or other applicable documents relating to the operation, governance or management of Seller, or (ii) articles of incorporation or other applicable organizational or charter documents relating to the creation of Seller;
(b)    assuming all of the Seller Required Consents have been obtained, result in a default, penalty, or any adjustment in required payments (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Seller is party or by which Seller or any of the Purchased Assets may be bound, except for such defaults, penalties or adjustments (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers or consents have been furnished to Purchaser); or
(c)    assuming all of the Seller Required Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller or the Purchased Assets.
3.1.8.    Approvals and Filings. Except as set forth in Section 3.1.5 of Seller’s Disclosure Schedule (all items set forth on Section 3.1.5, the “Seller Required Consents”), no consent, approval or action of, filing with or notice to any Governmental Authority or other Person by Seller is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Transaction Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.
3.1.9.    Legal Proceedings. There are no claims, actions, proceedings or investigations pending with respect to which Seller has received notice, has been served or entered an appearance or, to Seller’s Knowledge, threatened against Seller before any Governmental Authority that could reasonably be expected (i) to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, (ii) to adversely affect the ownership, operation or maintenance of any of the Purchased Assets, (iii) result in a Lien on any of the Purchased Assets or (iv) individually or in the aggregate, to have a Material Adverse Effect. There are no outstanding judgments, rules, orders, writs, injunctions or decrees of any Governmental Authority relating specifically to Seller or the Purchased Assets.
3.1.10.    Compliance with Laws. Seller is not in violation of or in default in any material respect under any Law applicable to Seller or, to Seller’s Knowledge, the Purchased Assets. Except as set forth in Section 3.1.7 of Seller’s Disclosure Schedule, Seller has not received notification alleging that it is in violation of any Law applicable to Seller or the Purchased Assets.
3.1.11.    Title; Solvency. Except as set forth in Section 3.1.8 of Seller’s Disclosure Schedule, Seller has good and valid title to all of its properties and assets constituting the Purchased Assets other than Seller’s Interests and the Real Property (it being understood that the representations and warranties applicable to Seller’s Interests and the Real Property are set forth in Section 3.1.9), free and clear of all Liens except Permitted Liens. Seller is, and from the Effective Date until immediately following the Closing will be, Solvent.
3.1.12.    Real Property. Except as set forth in Section 3.1.9 of Seller’s Disclosure Schedule, Seller has good, valid and marketable fee simple title to Seller’s Interests and the Real Property, free and clear of all Liens other than Permitted Liens. Seller has not received notice of any action, litigation, condemnation or other proceeding of any kind with respect to or concerning Seller’s Interests or the Real Property, and none of the foregoing are pending, or to Seller’s Knowledge, threatened. Seller has not received any notice, and Seller does not have any Knowledge, that the Real Property (or any portion of it) is in violation of any applicable zoning, flood, building or other code, or any other legal requirement or private restriction. Other than Permitted Liens, there are no commitments to or agreements with any Governmental Authority affecting the use or ownership of Seller’s Interests or the Real Property.
3.1.13.    Indebtedness. Except as set forth in Section 3.1.10 of Seller’s Disclosure Schedule (which shall set forth the Indebtedness of Seller by series and amount thereof), Seller does not have any Indebtedness related to the Purchased Assets or for which the Purchased Assets have been pledged as collateral or pursuant to which the Purchased Assets are otherwise encumbered or subject to restriction on transfer.
3.1.14.    Contracts and Agreements. Except for the Plants Agreements and any agreements listed in Section 3.1.11 of Seller’s Disclosure Schedule, there are no agreements, indentures, security agreements, deeds of trust and other contracts relating to the development, design, construction, ownership, operation or maintenance of the Purchased Assets, to which Seller is a party. Section 3.1.11 of Seller’s Disclosure Schedule sets forth all agreements to which Seller is a party and to which Purchaser is not a party that are related to the sale or purchase of power. The Plants Agreements constitute lawful, valid and legally binding obligations of Seller, and are enforceable against Seller in accordance with their terms. Each Plants Agreement is in full force and effect and constitutes the entire agreement by and between the parties thereto, no party to any Plants Agreement has repudiated any provision thereof, and no fact, event or circumstance has occurred that constitutes, or could reasonably be expected to constitute, a default under any Plants Agreement.
3.1.15.    Permits. Section 3.1.12 of Seller’s Disclosure Schedule sets forth all Permits acquired or held by or in the name of Seller in connection with the ownership, operation, maintenance or use of the Purchased Assets (the “Plants Permits”). Seller is in compliance with each Plants Permit and Seller has not received notice of violation or noncompliance of any Plants Permit from any Governmental Authority or any other Person. Seller has not received any notice alleging that any such Plants Permit (i) is not in full force and effect, or (ii) is subject to any legal proceeding or to any unsatisfied condition that (A) is not reasonably expected to be satisfied or (B) if not satisfied could reasonably be expected to allow material modification or revocation thereof.
3.1.16.    Taxes.
(a)    Seller has filed or will file when due all Tax Returns that are required to be filed on or before the Closing Date with respect to the Purchased Assets and has paid or will pay in full all Taxes required to be paid with respect to the Purchased Assets; and (ii) such Tax Returns were prepared or will be prepared in the manner required by applicable Laws. Seller has not received any notice that any Taxes relating to any period prior to the Closing Date are owing that have not been paid on or before the Closing Date.
(b)    Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller with respect to the Purchased Assets.
(c)    None of the Purchased Assets are subject to any Liens for Taxes, other than Permitted Liens.
(d)    There are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to Seller’s Knowledge, threatened, proposed or contemplated with respect to the Purchased Assets by any Taxing Authority.
3.1.17.    Nuclear Decommissioning Funds. Seller funds the Nuclear Decommissioning Trust Funds and Additional Decommissioning Funds by making annual deposits to the same, which deposits are funded from Seller’s revenues derived from the sale of power and energy to its Participants. Section 3.1.14 of Seller’s Disclosure Schedule sets forth the value of each Nuclear Decommissioning Trust Fund as of December 31, 2013. As of Closing, Seller shall have deposited into the Nuclear Decommissioning Trust Funds, in accordance with and pursuant to the requirements, terms and conditions set forth in the Nuclear Decommissioning Trust and applicable Law and consistent with current and past practices, all amounts scheduled to be deposited therein from January 1, 2013 through the Closing Date as set forth in the DFA Report dated March 28, 2013 that was filed by Purchaser, on behalf of Seller, with the NRC for the calendar year ending December 31, 2012 (ADAMS Accession Number ML 13091A025). As of Closing, Seller shall have on deposit in the Additional Decommissioning Funds account $26,000,000 of Additional Decommissioning Funds. The Nuclear Decommissioning Trust Funds and the Additional Decommissioning Funds are the sole and exclusive trusts, funds or accounts in which Seller maintains any deposits or reserves for nuclear decommissioning costs, liabilities or expenses. Until Closing, Seller shall manage and invest the Nuclear Decommissioning Trust Funds in accordance with and pursuant to the requirements, terms and conditions set forth in the Nuclear Decommissioning Trust and applicable Law and consistent with current and past practices.
3.1.18.    Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.
3.1.19.    Third Party Rights. There are no contracts or agreements (written or oral) with, or options, commitments or rights in favor of, any Person to directly or indirectly acquire any of the Purchased Assets.
3.1.20.    Payments. Seller has not, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person that is in any manner related to Purchased Assets in violation of any Law. Neither Seller, nor any officer, director or employee of Seller, has received or, as a result of the consummation of the transactions contemplated hereby, will receive, any rebate, kickback or other improper or illegal payment from any Person.
3.1.21.    No Misstatements or Omissions. No representation or warranty made by Seller in this Agreement, and no statement contained in any certificate or schedule furnished or to be furnished by Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.
Section 3.2.    Representations and Warranties of Purchaser. Except as specifically set forth in Purchaser’s Disclosure Schedule attached hereto as Schedule 3.2, Purchaser hereby represents and warrants to Seller that all of the statements contained in this Section 3.2 are true and correct as of the Effective Date. Each exception and other response to this Agreement set forth in Purchaser’s Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section.
3.2.1.    Existence. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of North Carolina. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry out its business as it is now being conducted.
3.2.2.    Authority. Purchaser has full power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is or will be a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all required action by Purchaser, and no other action on the part of Purchaser is necessary.
3.2.3.    Binding Agreement. This Agreement and the Transaction Agreements to which Purchaser is or will be a party have been, or will be when delivered, duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement and the Transaction Agreements to which Purchaser is or will be a party are, or will be when delivered, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
3.2.4.    No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Transaction Agreements to which it is or will be a party, the performance by Purchaser of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser’s articles of incorporation or bylaws;
(b)    result in a default, penalty, or any adjustment in required payments (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets and properties may be bound, except for such defaults, penalties or adjustments (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely impact Purchaser’s ability to perform its obligations under this Agreement or the Transaction Agreements to which it is or will be a party; or
(c)    assuming the Purchaser Required Consents have been obtained, conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser or any of its assets and properties, except with respect to any violations or breaches that would not materially and adversely impact Purchaser’s ability to perform its obligations under this Agreement or the Transaction Agreements to which it is or will be a party.
3.2.5.    Approvals and Filings. Except as set forth in Section 3.2.5 of Purchaser’s Disclosure Schedule (all items set forth on Section 3.2.5, the “Purchaser Required Consents”), no consent, approval or action of, filing with or notice to any Governmental Authority or other Person by Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Agreements to which it is or will be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.
3.2.6.    Legal Proceedings. There are no claims, actions, proceedings or investigations pending or, to Purchaser’s Knowledge, threatened against Purchaser before any Governmental Authority that would reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.
3.2.7.    Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment
3.2.8.    No Misstatements or Omissions. No representation or warranty made by Purchaser in this Agreement, and no statement contained in any certificate or schedule furnished or to be furnished by Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading.

Article IV

COVENANTS
Section 4.1.    Efforts to Close. After the Effective Date and prior to Closing:
4.1.9.    Required Consents; Other Covenants.
(a)    Each Party shall provide reasonable cooperation to the other Parties in obtaining consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the other Party in connection with obtaining any Required Consents with respect to the transactions contemplated hereby and by the Transaction Agreements, including the following:
(i)    As soon as practicable following the completion of the preparation of the applicable filing materials and supporting documentation to the satisfaction of Purchaser, as determined in Purchaser’s sole discretion, Purchaser shall file with the FERC all documents reasonably required to obtain the FERC 203 Approval, the FERC 205 Approvals and the FERC Accounting Approval. Seller shall take all actions reasonably requested by Purchaser to support such filings and any related proceedings, including filing any supporting memoranda or other documents with the FERC related to such filings and any related proceedings; and
(ii)    As soon as practicable following the Effective Date, Purchaser shall file with the NRC all documents reasonably required to obtain the NRC Approvals.
(b)    The Parties shall furnish to each other’s counsel such necessary information and assistance as the other Party may request in connection with its preparation of any such filing or submission that is necessary to obtain the foregoing consents, approvals or actions. The Parties shall consult with each other as to the appropriate time of making such filings and submissions and shall make such filings and submissions at the agreed upon time. The Parties shall keep each other apprised of the status of any communications with and any inquiries or requests for additional or supplemental information from applicable Governmental Authorities and shall provide any such additional or supplemental information that may be reasonably requested in connection with any such filings or submissions.
4.1.10.    Fulfillment of Conditions.
(a)    Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the purchase, sale, assignment, conveyance, transfer and delivery of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement. Such actions shall include each Party using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to its obligations hereunder, including, (i) with respect to Purchaser, initiating commercially reasonable efforts to (A) secure passage of the North Carolina Legislation at such time following the Effective Date deemed appropriate by Purchaser (as determined in Purchaser’s sole discretion) and (B) procure the NCUC Rate Approvals as soon as practicable following the date the North Carolina Legislation is enacted into Law, (ii) with respect to Seller, initiating commercially reasonable efforts to (A) secure passage of the Bond Legislation concurrently with (and in no event before) Purchaser’s efforts to secure passage of the North Carolina Legislation and (B) procure the Municipalities’ Consent as soon as practicable following the date the Bond Legislation is enacted into Law, and (iii) with respect to Purchaser and Seller, jointly filing with the NCUC all documents reasonably required to obtain the NCUC Approval at such time following the Effective Date deemed appropriate by Purchaser (as determined in Purchaser’s sole discretion). The Parties shall consult on and coordinate all principal activities, procurement efforts, meetings, submissions and filings undertaken or made, as applicable, by Purchaser and Seller to the North Carolina General Assembly in connection with the North Carolina Legislation and the Bond Legislation and the NCUC in connection with the NCUC Approval. In no event shall (x) Purchaser, with respect to the North Carolina Legislation, include in the draft of such legislation introduced on behalf of Purchaser for approval by the North Carolina General Assembly any subject matter other than that which is necessary, as determined in Purchaser’s sole discretion, to (i) make the transactions contemplated by this Agreement economically viable for Purchaser and Purchaser’s stakeholders or (ii) otherwise facilitate the consummation of the transactions contemplated by this Agreement, or (y) Seller, with respect to the Bond Legislation, include in the draft of such legislation introduced on behalf of Seller for approval by the North Carolina General Assembly any subject matter other than that which is necessary, as determined in Seller’s sole discretion, to (i) permit Seller to issue bonds to refinance existing Indebtedness of Seller outstanding under the Bond Resolution and attributable to the Seller’s Interest that cannot be repaid (or its payment provided for) with that portion of the Purchase Price described in Section 2.2.1(a) of this Agreement or other funds available to Seller or (ii) otherwise facilitate the consummation of the transactions contemplated by this Agreement. Neither Purchaser nor Seller shall be deemed to have violated their respective covenants set forth in the immediately preceding sentence in the event that, during the legislative process, any other Person (other than on behalf of Purchaser or Seller) introduces additional subject matter or material beyond that described in the immediately preceding sentence to the North Carolina Legislation or the Bond Legislation, as applicable.
(b)    Each Party shall give notice to the other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or nonoccurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date hereof to the Closing Date and (ii) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
Section 4.2.    Preservation of Purchased Assets.
(c)    After the Effective Date and prior to Closing, (i) Seller shall preserve and maintain those of the Purchased Assets described in Sections 2.1.1(c) and (f); and (ii) Seller shall fulfill its obligations under the Plants Agreements in the usual and ordinary course of business.
(d)    After the Effective Date and prior to Closing Seller shall, and shall cause its Related Persons (including ElectriCities and any of ElectriCities’ Related Persons) to, (i) continue to operate its business and affairs in the ordinary course of business, consistent with past practices, including maintaining the Nuclear Decommissioning Trusts as required by the applicable trust documentation in effect as of the Effective Date and otherwise consistent with all Laws and (ii) contribute all necessary funds to the Additional Decommissioning Funds, and take all other actions necessary in connection therewith, to cause there to be $26,000,000 of Additional Decommissioning Funds as of Closing.
(e)    Except to the extent expressly contemplated by this Agreement, without the prior written consent of Purchaser (which Purchaser may withhold in its sole discretion), after the Effective Date and prior to Closing, Seller shall not, and shall cause its Related Persons (including ElectriCities and any of ElectriCities’ Related Persons) not to: (i) distribute, disburse, dispose of, sell, lease, transfer, pledge, assign or encumber, or incur or permit to exist any Lien (other than a Permitted Lien) on, any of the Purchased Assets, including (A) any disbursements of funds from the Nuclear Decommissioning Trusts or (B) any disbursement of Additional Decommissioning Funds that would result in there being less than $26,000,000 of Additional Decommissioning Funds as of Closing; (ii) amend its certificate of incorporation, bylaws or any other documents or instruments relating to the operation, governance, management or creation of Seller; (iii) take any action that alters the regulatory status of Seller or the Purchased Assets; (iv) take any action that could result in a loss, in whole or in part, of the authority of Seller’s Board of Directors, or fail to take any action that could prevent any such loss of authority, to (A) legally bind Seller and (B) take all actions necessary or desirable on behalf of Seller to consummate the transactions contemplated by this Agreement; (v) take any action that adversely affects the Purchased Assets or impairs the ability of the Parties to consummate the transactions contemplated by this Agreement, or fail to take any action that could prevent the same; (vi) enter into any agreement or commitment to do or engage in any of the foregoing; or (vii) enter into any discussions or negotiations with any Person (other than Purchaser and its Related Persons) or provide any information to any Person (other than Purchaser and its Related Persons) in furtherance of any of the foregoing.
Section 4.3.    Notification. Seller shall update, amend, modify or add additional sections to Seller’s Disclosure Schedule, as applicable (each, a “Disclosure Update”) between the Effective Date and the Closing Date (the “Update Period”) to reflect any (a) matter, fact, circumstance or event first arising after the Effective Date that, if had it existed on the Effective Date, would have been required to be set forth in Seller’s Disclosure Schedule as of the Effective Date, or (b) any matter, fact, circumstance or event becoming known to Seller during the Update Period that arose prior to the Effective Date that was required to be set forth in Seller’s Disclosure Schedule as of the Effective Date but was omitted (each item identified pursuant to this clause (b), a “Pre-Execution Update”). Such Disclosure Update shall be in the form of an amendment or supplement to Seller’s Disclosure Schedule specifying the section or sections of Seller’s Disclosure Schedule to be updated thereby.  If any Disclosure Update, standing on its own or taken together with any prior Disclosure Updates, discloses any matter, fact, circumstance or event that constitutes a material breach or inaccuracy of any representation or warranty of Seller, then Purchaser may terminate this Agreement if (x) Purchaser delivers written notice of termination to Seller not later than thirty (30) days following Purchaser’s receipt of the Disclosure Update, and (y) Seller fails to cure such material breach or inaccuracy within thirty (30) following Seller’s receipt of such termination notice from Purchaser, with the effective date of termination being the expiration of such thirty (30) day cure period.  If Purchaser does not, in the case of any such Disclosure Update that give Purchaser the right to terminate the Agreement as set forth in the immediately preceding sentence, deliver any such written notice of termination to Seller within such thirty (30) day period, Purchaser shall be deemed to have forever waived its right to terminate this Agreement pursuant to Section 6.1(b) solely with respect to such Disclosure Update. If the Closing occurs, then with respect to any Pre-Execution Update, the representations and warranties of Seller contained in Article III shall not be deemed to have been qualified by such Pre-Execution Update, and the information contained in such Pre-Execution Update shall not be deemed to have cured any breach of any such representation or warranty contained in Article III, and Purchaser shall have the right to seek indemnification from Seller for any Losses arising out of or resulting from such breach in accordance with Article VII.
Section 4.4.    Tax Matters.
(d)    Notwithstanding any other provision of this Agreement, all applicable sales, transfer, use, stamp, conveyance, value added, excise, and other similar Taxes, if any, and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Purchased Assets to Purchaser or otherwise as a result of the transfer of the Purchased Assets (“Transfer Taxes”) shall be borne solely by Seller; provided, however, that all recording or filing fees payable in connection with the recording or filing of the transfer of record of the Purchased Assets to Purchaser in the appropriate public registries shall be paid by Purchaser. Seller, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Purchaser will join in the execution of any such Tax Returns or other documentation.
(e)    With respect to Taxes to be prorated in accordance with Section 2.2.2, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser’s preparation of any such Tax Returns that are material shall be subject to Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval not later than 15 Business Days prior to the due date for filing such Tax Return and shall make such changes as are reasonably requested by Seller. Within 10 Business Days after Purchaser’s payment of such Taxes, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as appropriate, the difference between (i) Seller’s proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 2.2.2 and (ii) the amount paid by Seller at the Closing Date pursuant to Section 2.2.2.
(f)    Seller and Purchaser shall provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the requesting Party with any records or information that may be relevant to such return, audit, or examination, proceedings or determination. Any information obtained pursuant to this Section 4.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.
(g)    Purchaser shall remit to Seller any refund or credit of Taxes, if and when actually received by Purchaser, to the extent such Taxes are attributable to any taxable period, or portion thereof, ending on or before the Closing Date and were paid by Seller to the applicable Taxing Authority or to Purchaser pursuant to this Agreement.
(h)    Any payment by Purchaser or Seller to the other pursuant to this Section 4.4 shall be treated for all purposes by both Parties as an adjustment to the Purchase Price, to the maximum extent permitted by Law.
(i)    In the event that a dispute arises between Seller and Purchaser regarding Taxes or any amount due under this Section 4.4, the Parties shall attempt in good faith to resolve such dispute and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved within 30 days, the Parties shall submit the dispute to the Independent Accounting Firm for resolution within 30 days thereafter, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time its determination on the merits of the matters submitted is rendered. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within 10 days after such resolution as required for the applicable Tax.
Section 4.5.    Access to Information. From the Effective Date until the Closing, Seller shall afford to Purchaser and its Related Persons, reasonable access to all their respective books, contracts, commitments, personnel, records, properties, offices and other facilities related to the Purchased Assets and, during such period, Seller shall furnish promptly to Purchaser all available information concerning the Purchased Assets as Purchaser may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel (to the extent such investigation is conducted on the premises of Seller) and in such a manner as not to materially interfere with the normal operations of Seller; provided, further, that Seller may withhold (a) any document or information if not doing so would result in a loss of the ability to successfully assert the attorney-client privilege, provided that in each case Seller shall use commercially reasonable efforts to disclose the pertinent information contained therein in a manner so that such privilege is maintained or (b) such portions of documents or information relating to matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Seller’s outside counsel, would reasonably be expected to result in violation of antitrust Laws, provided that Seller has used reasonable efforts to maximize the delivery of such information.
Section 4.6.    Spare Parts Inventory. From the Effective Date until the Closing, Purchaser shall maintain inventory levels of spare parts of the Plants and any related support facilities, including equipment, tools, goods and supplies, in the ordinary course of business, and shall not engage in any adverse distinction or undue discrimination against the Plants, including, but not limited to, the build-up of Spare Parts Inventory to levels that are not consistent with practices at other generating facilities owned and operated by Purchaser.
Section 4.7.    PE Pension Plan. Purchaser maintains the Progress Energy Pension Plan (the “PE Pension Plan”), which provides retirement benefits to certain current and former employees of the Plants. Seller is obligated under the OFA to pay its properly allocable ownership portion of certain costs associated with operating, administering and funding the PE Pension Plan, including, but not limited to, Service Costs and benefit funding expenses.
(a)    From the Effective Date through the Closing Date, Seller shall, in accordance with the OFA, pay Purchaser the lesser of (i) its properly allocable ownership portion of the Service Costs, or (ii) Seller’s properly allocable ownership portion of the actual contributions made to the PE Pension Plan by Purchaser.
(b)    In the event that on the last day of the plan year immediately preceding the Closing Date the PE Pension Plan’s funding status, as determined by the actuarial report performed for the PE Pension Plan for that plan year by the PE Pension Plan’s independent actuarial consultants, in a manner consistent with past practices, was below 100%, the Seller shall, within thirty (30) days prior to the Closing Date, pay Purchaser an amount equal to Seller’s properly allocable ownership portion of the aggregate contribution required to return the PE Pension Plan to 100% funded status as of the last day of the plan year preceding the Closing Date (such amount, the “Catch-Up Pension Contribution”). Notwithstanding the foregoing, in the event that the actuarial report for the plan year immediately preceding the Closing Date is incomplete as of the Closing Date, Seller shall pay Purchaser Seller’s Catch-Up Pension Contribution within thirty (30) days following receipt of written notice from Purchaser of the actuarial report’s finding with respect to the applicable year end funding level and an assessment of Seller’s properly allocable ownership portion of contributions required to return the PE Pension Plan to 100% funded status.
(c)    In the event that this Agreement is terminated in accordance with Section 6.1, Seller shall, within thirty (30) days of the termination, pay Purchaser an amount equal to (x) Seller’s properly allocable ownership portion of all PE Pension Plan expenses pursuant to the OFA minus (y) amounts actually paid in accordance with Section 4.7(a) above.
Article V

CONDITIONS TO CLOSING
Section 5.1.    Purchaser’s Conditions Precedent. The obligations of Purchaser hereunder to execute or deliver the items it is required to deliver pursuant to Section 2.4.1(a) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
5.1.2.    Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties made by Seller in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.
5.1.3.    Performance. Seller shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing Date.
5.1.4.    Law. There shall not be in effect at the Closing Date any preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement or any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.
5.1.5.    NCUC Approval. The NCUC Approval shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.6.    FERC 203 Approval. The FERC 203 Approval shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.7.    FERC 205 Approvals. The FERC 205 Approvals shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.8.    FERC Accounting Approval. The FERC Accounting Approval shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.9.    NRC Approvals. The NRC Approvals shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.10.    Required Consents. Purchaser shall have received evidence reasonably satisfactory to Purchaser that, in addition to the NCUC Approvals, the FERC 203 Approval, the FERC 205 Approvals, the FERC Accounting Approval and the NRC Approvals, all other Required Consents have been duly obtained and are in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.11.    Plant Permits. Purchaser shall have received evidence reasonably satisfactory to Purchaser that all Plant Permits have, or promptly following Closing will be, transferred to Purchaser without any condition or modification thereof unacceptable to Purchaser.
5.1.12.    Municipalities’ Consent. The Municipalities’ Consent shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.13.    State Rate Approvals. The North Carolina Legislation, the NCUC Rate Approvals, the South Carolina Legislation and the PSCSC Rate Approvals shall each have been procured and remain in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and shall not have imposed or required any condition or modification unacceptable to Purchaser.
5.1.14.    Full Requirements Power Sales Agreements. Each Participant shall have entered into a Full Requirements Power Sales Agreement (each, a “Full Requirements Power Sales Agreement”), incorporating the terms and conditions stipulated or required in the Full Requirements Power Purchase Agreement and otherwise in form and substance reasonable satisfactory to Purchaser, pursuant to which Seller agrees to sell to each such Participant and each such Participant agrees to purchase from Seller, such Participant’s full requirements bulk power supply, and no such Full Requirements Power Sales Agreement shall have been modified, amended or changed in a manner unacceptable to Purchaser.
5.1.15.    Debt Service Support Contracts. Each Participant shall have entered into a Debt Service Support Contract (each, a “Debt Service Support Contract”), pursuant to which Seller agrees to issue bonds to refinance Seller’s existing Indebtedness outstanding under the Bond Resolution and attributable to the Seller’s Interest and each Participant agrees to fix, charge and collect rates, fees and charges for service to the customers of its electric system at least sufficient to provide revenues adequate to meet its obligations under the Debt Service Support Contract and the Full Requirements Power Sales Agreement.
5.1.16.    Full Requirements Power Purchase Agreement. The Full Requirements Power Purchase Agreement shall have been executed by each of Purchaser and Seller, and the term of the Full Requirements Power Purchase Agreement shall not have expired or otherwise been validly terminated thereunder (nor shall notice of any such termination have been issued by either Purchaser or Seller in accordance with the terms thereof).
5.1.17.    Deliveries. Seller shall have executed and delivered to Purchaser the items set forth in Section 2.4.1(b).
5.1.18.    Condition of Plants. There shall not have been or occurred, since the Effective Date, any material damage, destruction or loss (whether or not covered by insurance) with respect to any of the Plants, including all real and personal property constituting all or a part of the same.
5.1.19.    Seller’s Indebtedness. Contingent only upon the disbursement of that portion of the Purchase Price described in Section 2.2.1(a) to the Escrow Deposit and/or Refunding Trust Fund pursuant to the Disbursement Instructions, all of Seller’s Indebtedness outstanding under the Bond Resolution and attributable to the Seller’s Interest shall have been fully defeased and is no longer outstanding under the Bond Resolution.
5.1.20.    Material Adverse Effect. There shall not have been or occurred, since the Effective Date, any event, occurrence or circumstance that would reasonably be expected to result in or give rise to a Material Adverse Effect.
Section 5.2.    Seller’s Conditions Precedent. The obligations of Seller hereunder to execute or deliver the items it is required to deliver pursuant to Section 2.4.1(b) are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):
5.2.1.    Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date. Each of the representations and warranties made by Purchaser in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.
5.2.2.    Performance. Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing Date.
5.2.3.    Law. There shall not be in effect at the Closing Date any preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement or any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.
5.2.4.    NRC Approvals. The NRC Approvals shall have been duly obtained and be in full force and effect and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.
5.2.5.    Bond Legislation. The Bond Legislation shall have been enacted into Law and remain in full force and effect without amendment or modification unacceptable to Seller.
5.2.6.    Municipalities’ Consent. The Municipalities’ Consent shall have been duly obtained and be in full force and effect, shall not have been reversed, stayed, enjoined, set aside, annulled or suspended.
5.2.7.    Full Requirements Power Sales Agreements . Each Participant shall have entered into a new Full Requirements Power Sales Agreement, incorporating the terms and conditions stipulated or required in the Full Requirements Power Purchase Agreement and otherwise in form and substance reasonable satisfactory to Seller, pursuant to which Seller agrees to sell to each such Participant and each such Participant agrees to purchase from Seller, such Participant’s all-requirements bulk power supply, and no such Full Requirements Power Sales Agreement shall have been modified, amended or changed in a manner unacceptable to Seller.
5.2.8.    Debt Service Support Contract. Each Participant shall have entered into a Debt Service Support Contract pursuant to which Seller agrees to issue bonds to refinance Seller’s existing Indebtedness outstanding under the Bond Resolution and attributable to the Seller’s Interest and each Participant agrees to fix, charge and collect rates, fees and charges for service to the customers of its electric system at least sufficient to provide revenues adequate to meet its obligations under the Debt Service Support Contract and the Full Requirements Power Sales Agreement.
5.2.9.    Full Requirements Power Purchase Agreement. The Full Requirements Power Purchase Agreement shall have been executed by each of Purchaser and Seller, and the term of the Full Requirements Power Purchase Agreement shall not have expired or otherwise been validly terminated thereunder (nor shall notice of any such termination have been issued by either Purchaser or Seller in accordance with the terms thereof).
5.2.10.    Deliveries. Purchaser shall have executed and delivered to Seller the items set forth in Section 2.4.1(a).
5.2.11.    Seller’s Indebtedness. Contingent only upon the disbursement of that portion of the Purchase Price described in Section 2.2.1(a) to the Escrow Deposit and/or Refunding Trust Fund pursuant to the Disbursement Instructions, all of Seller’s Indebtedness outstanding under the Bond Resolution and attributable to the Seller’s Interest shall have been fully defeased and is no longer outstanding under the Bond Resolution
5.2.12.    Material Adverse Effect. There shall not have been or occurred, since the Effective Date, any event, occurrence or circumstance that would reasonably be expected to result in or give rise to a material adverse effect with respect to Purchaser’s ability (a) to consummate the transactions contemplated by this Agreement or (b) perform its obligations under the Full Requirements Power Purchase Agreement in all material respects.
Article VI

TERMINATION
Section 6.1.    Termination Prior to Closing. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)    at any time before the Closing, by Seller or Purchaser upon notice to the other, in the event that any Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;
(b)    at any time before the Closing, by Seller or Purchaser upon notice to the other, in the event (i) of a breach hereof by the non-terminating Party (or Parties, as applicable) that would reasonably be expected to give rise to a Material Adverse Effect, if the non-terminating Party (or Parties, as applicable) fails to cure such breach within 30 days following notification thereof by the terminating Party (or Parties, as applicable); or (ii) any condition to such Party’s (or Parties’, as applicable) obligations under this Agreement (other than the payment of money hereunder) becomes impossible or impracticable to satisfy with the use of commercially reasonable efforts, so long as such impossibility or impracticability is not caused by a breach hereof by such Party (or Parties, as applicable);
(c)    at any time before the Closing, by Purchaser in accordance with Section 4.3;
(d)    by Purchaser upon written notice to Seller at any time following the date that falls 3 months after the date that the Bond Legislation is enacted into Law (the “Municipalities’ Consent Outside Date”), if the Municipalities’ Consent is not obtained on or prior to the Municipalities’ Consent Outside Date; or
(e)    at any time following December 31, 2016 (the “Outside Date”), by Seller or Purchaser upon notice to the other if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party, provided, however, that the Outside Date may be extended by mutual written agreement of the Parties.
Section 6.2.    Effect of Termination or Breach Prior to Closing. If this Agreement is validly terminated pursuant to Section 6.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto. If the Agreement is validly terminated as provided herein, (a) there shall be no liability or obligation on the part of Seller or Purchaser, except that the provisions of ARTICLE VII and this Section 6.2 shall continue to apply following any such termination, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is validly terminated by Purchaser or Seller pursuant to Section 6.1(b)(i) or by Purchaser pursuant to Section 6.1(c), then the terminating Party may exercise such remedies as may be available at law or in equity with respect to the breach precipitating such termination.
Article VII

SURVIVAL; INDEMNIFICATION
Section 7.1.    Survival. The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing and shall expire on the date that is three (3) years after the Closing Date. Notwithstanding the preceding sentence, the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.8, 3.1.9, 3.1.12, 3.1.13, 3.1.14, 3.2.1, 3.2.2, and 3.23 and the representations and warranties set forth in the Deeds shall survive indefinitely after the Closing. The covenants and agreements of the Parties contained in ARTICLES II, IV, VII and VIII of this Agreement shall survive the Closing for (i) the time period(s) set forth in the respective Sections contained in such Articles, or (ii) if no time period is so specified, until 90 days after the expiration of the applicable statute of limitations.
Section 7.2.    Seller Indemnification. Seller shall indemnify, reimburse and hold harmless Purchaser and each of its Affiliates and its and their respective directors, officers, employees, successors and assigns (each, including Purchaser, a “Purchaser Indemnified Person”) from and against any and all Liabilities, claims, demands, assessments, judgments, orders, decrees, actions, cause of actions, litigations, suits, investigations or other proceedings or damages, costs (including operating costs) or expenses (including reasonable attorney fees and operating expenses) (collectively, “Losses”) that any such Purchaser Indemnified Person incurs, suffers or becomes liable for from and after the Closing as a result of (a) the inaccuracy or breach of any representation or warranty of Seller contained in this Agreement, (b) the breach of any covenant or agreement of Seller contained in this Agreement, or (c) any Excluded Liability.
Section 7.3.    Purchaser Indemnification. Purchaser agrees that it shall indemnify, reimburse and hold harmless Seller and each of its Affiliates and their respective directors, commissioners, officers, employees, agents, successors and assigns (each, including Seller, a “Seller Indemnified Person”) from and against any and all Losses that any such Seller Indemnified Person incurs, suffers or becomes liable for from and after the Closing as a result of (a) the inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement, (b) the breach of any covenant or agreement of the Purchaser contained in this Agreement, or (c) any Assumed Liability, except to the extent Losses resulting from any Assumed Liability are related to the inaccuracy or breach of any representation or warranty of Seller contained in this Agreement.

Article VIII

MISCELLANEOUS
Section 8.1.    Dispute Resolution. Any dispute or claim arising under this Agreement that is not resolved in the ordinary course of business shall be referred to a panel consisting of a senior executive of Purchaser (President or a Vice President) and Seller (Chief Executive Officer or member of Executive Management), with authority to decide or resolve the matter in dispute, for review and resolution. Such senior executives shall meet and in good faith attempt to resolve the dispute within 30 days. If the Parties are unable to resolve a dispute pursuant to this Section 8.1, either Party may enforce its rights under this Agreement at law or in equity subject to the provisions of this Agreement, including Section 8.2.
Section 8.2.    Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Each Party hereto irrevocably submits to the exclusive jurisdiction of the General Court of Justice, Superior Court Division, Wake County, North Carolina and, if applicable, the United States District Court, Eastern District of North Carolina, Raleigh Division, for the purposes of any action arising out of or based upon this Agreement or relating to the subject matter hereof. Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 8.4 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 8.2. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding in the federal or states courts set forth in this Section 8.2, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 8.3.    Specific Performance. EACH PARTY AGREES THAT DAMAGE REMEDIES SET FORTH IN THIS AGREEMENT MAY BE DIFFICULT OR IMPOSSIBLE TO CALCULATE OR OTHERWISE INADEQUATE TO PROTECT ITS INTERESTS AND THAT IRREPARABLE DAMAGE MAY OCCUR IN THE EVENT THAT PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED BY THE PARTIES IN ACCORDANCE WITH THE SPECIFIC TERMS OF THIS AGREEMENT. ANY PARTY MAY SEEK TO REQUIRE THE PERFORMANCE OF ANY OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT THROUGH AN ORDER OF SPECIFIC PERFORMANCE RENDERED BY A COURT OF COMPETENT JURISDICTION AS PROVIDED IN SECTION 8.2.
Section 8.4.    Notices.
8.4.1.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the applicable Party at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Purchaser, to:
Duke Energy Progress, Inc.
411 Fayetteville Street
Raleigh, NC 27601
Email: harold.james@duke-energy.com
Attn: Harold James, Jr. – Vice President Wholesale Power
with copies to:

Duke Energy Progress, Inc.
550 South Tryon Street, 45th Floor
Charlotte, NC 28202
Attn: Greer Mendelow
Email: Greer.Mendelow@duke-energy.com
Facsimile: (980) 373-9962
Moore & Van Allen PLLC
Bank of America Corporate Center
100 N. Tryon Street
Suite 4700
Charlotte, North Carolina 28202-4003
Attn:    Stephen D. Hope and Rob Rust
Email: stevehope@mvalaw.com; robrust@mvalaw.com
Facsimile: (704) 378-2036 and (704) 339-5864
If to Seller, to:

North Carolina Eastern Municipal Power Agency
1427 Meadow Wood Boulevard
Raleigh, North Carolina 27604
Attn: Roy Jones – Chief Operating Officer
Email: rjones@electricities.org
with a copies to:

North Carolina Eastern Municipal Power Agency
1427 Meadow Wood Boulevard
Raleigh, North Carolina 27604
Attn: David Barnes – Chief Legal and Ethics Officer
Email: dbarnes@electricities.org

Poyner Spruill LLP
130 South Franklin Street
Rocky Mount, North Carolina 27804
Attn: Michael S. Colo
Email: mscolo@poynerspruill.com

Section 8.5.    Entire Agreement. This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, including, in each case, all schedules and exhibits thereto, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.
Section 8.6.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.
Section 8.7.    Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as mutually agreed to by Seller and Purchaser. Notwithstanding the foregoing, no Party shall be prohibited from making, issuing or releasing any announcements, statements or acknowledgments that such party customarily issues in connection with acquisition or sale transactions or is required to make, issue or release by applicable Law or by any listing agreement with or listing rules of a securities exchange or trading market inter-dealer quotation system; provided however that, in the case of any press release or other similar written statement, the other Party has been afforded at least 3 Business Days to review and comment on such written material.
Section 8.8.    Confidentiality. Each Party hereto will hold, and will use commercially reasonable efforts to cause its Related Persons to hold, in strict confidence from any Person (other than any such Related Persons), this Agreement, the Transaction Agreements and all documents and information concerning the other Party or any of its Related Persons furnished to it by the other Party or such other Party’s Related Persons in connection with this Agreement or the transactions contemplated hereby, unless (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities), or by other requirements of Law, including without limitation, the North Carolina Public Records law, or by any listing agreement with or listing rules of a securities exchange or trading market inter-dealer quotation system or necessary or desirable to disclose in order to obtain the Required Consents, or (b) disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, except to the extent that such documents or information can be shown to have been (x) previously known by the Party receiving such documents or information, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (z) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will use commercially reasonable efforts to cause its Related Persons to, promptly (and in no event later than five (5) Business Days after such request) destroy or cause to be destroyed all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Related Persons; provided, however, that (i) outside legal counsel for each Party may retain one copy of confidential documents and information furnished by the other Party, (ii) each Party and its Related Persons may retain any materials that are required to be maintained pursuant to Law or such Party or Related Person’s compliance or regulatory policies or procedures, including any documents presented to a board of directors or transaction review committee and (iii) each Party and its Related Persons may retain any system back-up media such as copies of any electronic records or files created pursuant to automatic archiving or back-up procedures, provided that all confidential documents and information retained pursuant to (i), (ii) or (iii) shall continue to be held in strict confidence in accordance with the confidentiality provisions herein. The obligations contained in this Section 8.8 shall survive until the first to occur of Closing or, if this Agreement is terminated pursuant to ARTICLE VI, one year following the termination of this Agreement.
Section 8.9.    Waivers.
8.9.1.    Grant of Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
8.9.2.    Exercise of Remedies. No failure or delay of any Party, in any one or more instances, (1) in exercising any power, right or remedy (other than failure or unreasonable delay in giving notice of default) under this Agreement or (ii) in insisting upon the strict performance by the other Party of such other Party’s covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy. The covenants, obligations, and agreements of a defaulting Party and the rights and remedies of the other Party upon a default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.
Section 8.10.    Amendment. This Agreement and any of the Transaction Agreements may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.
Section 8.11.    No Construction Against Drafting Party. The language used in this Agreement is the product of each Party’s efforts, and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.
Section 8.12.    No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
Section 8.13.    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
Section 8.14.    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom and (d) Purchaser and Seller shall negotiate an equitable adjustment in the provisions of the Agreement with a view toward effecting the purposes of the Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.
Section 8.15.    No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by Purchaser to an Affiliate (provided any such assignment or transfer will not relieve Purchaser of its obligations hereunder) or by Purchaser (but not Seller) by operation of Law. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.
Section 8.16.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each Party expressly acknowledges the effectiveness of .pdf, facsimile or other electronic signatures as originals.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the Effective Date.
PURCHASER:    DUKE ENERGY PROGRESS, INC.

By:
Name:
Title:

SELLER:	NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY

By:
Name:
Title:

EXHIBIT A

Knowledge

Seller:

1.	T. Graham Edwards, Chief Executive Officer of ElectriCities

2.	Roy Jones, Chief Operating Officer of ElectriCities

3.	Tim Tunis, Chief Financial Officer of ElectriCities

4.	David Barnes, Chief Legal & Ethics Officer of ElectriCities

5.	Richard N. Hicks, Chair of the Board of Directors of Seller

6.	D. Ronald Hovis, Vice Chair of the Board of Directors of Seller

7.	Grant W. Goings, Secretary of the Board of Directors of Seller

For purposes of determining the accuracy of Section 5.1.1 of the Agreement, the foregoing list shall also include anyone succeeding to any of the foregoing positions between the Effective Date and Closing.

Purchaser:

1.    Kent Fonvielle, Director – Joint Owner & Point of Delivery of Duke Energy Corp.
2.    Harold James, Vice President – Wholesale Power Sales of Duke Energy Corp.
3. Greer Mendelow, Deputy General Counsel of Duke Energy Corp.

For purposes of determining the accuracy of Section 5.2.1 of the Agreement, the foregoing list shall also include anyone succeeding to any of the foregoing positions between the Effective Date and Closing.

EXHIBIT B

Real Property Legal Description

See Attached

EXHIBIT C

Plants Agreements Termination Agreement

PLANTS AGREEMENTS TERMINATION AGREEMENT
THIS PLANTS AGREEMENTS TERMINATION AGREEMENT (this “Agreement”) is made and entered into effective as __________, 201__ (the “Effective Date”), by and between NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY, a joint agency and public body and body corporate and politic organized and existing under North Carolina law (“Seller”), and DUKE ENERGY PROGRESS, INC., a North Carolina corporation (“Purchaser”). Seller and Purchaser are also each referred to herein individually as a “Party” and collectively as the “Parties.” All capitalized terms used but not defined herein shall have the meanings set forth in the APA (as defined below).
WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement dated as of _____________, 2014 (as amended, modified and supplemented, the “APA”), by and between Seller and Buyer, Seller and Buyer agreed to terminate the Plants Agreements effective as of the Closing; and
WHEREAS, Seller and Buyer desire to enter into this Agreement to effect the termination of the Plants Agreements as of the Closing and to address certain other matters in connection therewith;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the Parties hereby agree as follows:
1.Termination of Plants Agreements. Effective as of, and conditional upon the occurrence of, the Closing, the Plants Agreements shall terminate and notwithstanding anything therein to the contrary, be of no further force or effect, and neither Party shall have any rights, obligations or liabilities thereunder or with respect thereto.
2.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof. Each Party hereto irrevocably submits to the exclusive jurisdiction of the General Court of Justice, Superior Court Division, Wake County, North Carolina, and, if applicable, the United States District Court, Eastern District of North Carolina, Raleigh Division, for the purposes of any action arising out of or based upon this Agreement or relating to the subject matter hereof. Each Party further expressly waives any objection based on forum non-conveniens or any objection to venue of any such action.
(b)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, this Agreement shall not be assignable by either Party without the written consent of the other Party, except for assignments by Purchaser to an Affiliate (provided any such assignment will not relieve Purchaser of its obligations hereunder) or by Purchaser (but not by Seller) by operation of Law.
(c)    Severability. Should any term, covenant, condition or provision of this Agreement be held to be invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and shall stand as if the unenforceable provision did not exist.
(d)    Waiver. No failure or delay by either Party in exercising any rights under this Agreement shall operate as a waiver of such rights, and no waiver of any breach shall constitute a waiver of any prior, concurrent or subsequent breach.
(e)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, between Seller and Buyer prior to the date of this Agreement regarding the subject matter hereof.
(f)    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each Party expressly acknowledges the effectiveness of .pdf, facsimile or other electronic signatures as originals.
[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the Effective Date.
PURCHASER:    DUKE ENERGY PROGRESS, INC.

By:
Name:
Title:

SELLER:	NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY

By:
Name:
Title:

EXHIBIT D

Bill of Sale

This BILL OF SALE (this “Bill of Sale”) is made effective as of the _____ day of ____________, 201__, by NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY, a joint agency and public body and body corporate and politic organized and existing under North Carolina law (“Seller”), to DUKE ENERGY PROGRESS, INC., a North Carolina corporation (“Purchaser”).
WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement dated as of ________________, 2014 (as amended, modified and supplemented, the “Asset Purchase Agreement”) providing for, subject to the terms and conditions set forth therein, the sale, transfer, conveyance, assignment and delivery by Seller to Purchaser of, among other Purchased Assets, Fuel Inventory and Spare Parts Inventory, free and clear of all Liens (other than Permitted Liens). All capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser all of Seller’s right, title and interest in and to the Fuel Inventory and Spare Parts Inventory free and clear of all Liens (other than Permitted Liens).
This Bill of Sale is being executed and delivered pursuant and subject to the Asset Purchase Agreement. Nothing in this Bill of Sale shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Asset Purchase Agreement. In the event of any conflict between this Bill of Sale and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.
This Bill of Sale shall be binding upon Seller and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns.
Subject to the terms and conditions of the Asset Purchase Agreement, at any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively (i) to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Fuel Inventory and Spare Parts Inventory, (ii) to the full extent permitted by Law, to put Purchaser in actual possession of the Fuel Inventory and Spare Parts Inventory, and (iii) otherwise to consummate the transactions contemplated by the Asset Purchase Agreement and this Bill of Sale.
This Bill of Sale shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of law thereof.
This Bill of Sale may be executed by .pdf or other electronic signature, which shall be deemed an original.
[ Signatures on Following Page ]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale to be executed and delivered as of this _____ day of ______________ 201__.
NORTH CAROLINA EASTERN MUNICIPAL POWER AGENCY
By:
Name:
Title:

EXHIBIT E

Form of Deeds